Exhibit 99.3

 Gene Therapy For Congenital Leber Amaurosis (LCA5)  Dr. Rodrigo Jorge  Ribeirão Preto Medical School  University of São Paulo - Brazil

LCA5: Early-onset, Severe IRD with Early Vision Loss

Overview & prevalence	• Very early onset severe disease typically presenting in infancy or early childhood[1] • *LCA5* represents ~2% of all LCA cases[1] • **Global prevalence*:** ~3,240 patients[2] • **U.S. prevalence:** ~170 patients[2]
Clinical features[1,3]	• Pigmentary retinopathy • Macular atrophy • Photoreceptor structure often preserved
Symptoms[1,3]	• Vision loss (typically starting in infancy); often limited to hand motions or light perception • Nystagmus • Hyperopia • Severe and early photoreceptor loss results in severely abnormal or non-detectable visual fields

LCA5 patients exhibit preserved photoreceptors in the central retina in adulthood despite disease severity and early onset



P1, age 6
P3, age 21
P4, age 22
P5 M/31yrs, 20/300 VA
OPL
RNFL
GCL
INL
ONL
RPE/BrM
P3 F/21yrs, light perception
ONL
N

*Global prevalence estimate includes United States, EU4 (France, Spain, Germany, & Italy), UK, Middle East/North Africa, and China.
LCA, Leber congenital amaurosis; VA, visual acuity.

1. Boldt K, et al. *J Clin Invest.* 2011;121(6):2169-2180. **2.** Triangle Insights Group Analysis, February 2026. **3.** Uyhazi KE, et al. *Invest Ophthalmol Vis Sci.* 2020;61:30.

2

OPGx-LCA5 Gene Therapy is Designed to Restore a Key Protein of the Visual Cycle   OPGx-LCA5 Gene Therapy   Vector  AAV8  Delivery  Single subretinal injection  Status  Phase 1/2 ongoing  Phase 3 run-in ongoing   Phase 3 dosing initiation expected Q4 2026  Lebercilin is a ciliary protein critical for function of photoreceptors1   In LCA5 patients, photoreceptor function is severely impaired due to a lack of functioning lebercilin1  OPGx-LCA5 is designed to address mutations in the LCA5 gene, which encodes for the lebercilin protein  Clinically derisked AAV8 vector delivers a functional LCA5 gene directly to photoreceptor cells, using same promoter technology as LUXTURNA® (voretigene neparvovec-rzyl)  Clinical development timelines are based on current estimates and are subject to change.  LUXTURNA® is a registered trademark of Spark Therapeutics, Inc.  AAV8, adeno-associated virus serotype 8; LCA5, Leber congenital amaurosis 5.  1. Uyhazi KE, et al. Invest Ophthalmol Vis Sci. 2020;61:30. 2. Song JY, et al. Mol Ther. 2018;26:1581-1593.  3

 Clinical Development Status  4  PART B: Natural history in untreated participants  PART C: Eligible Part B participants continue to Part C  Treatment initiation expected Q4 2026  Primary efficacy endpoint: Mean retinal sensitivity improvement of >7 dB across central 16 test loci   LCA5, Leber congenital amaurosis 5.  PH 1/2 – PART A  X  X  PH 3 - PART B  Ongoing follow-up  No dose-escalation needed  Advanced to Ph 3 using low dose  PART C  Fully enrolled  Fully enrolled

 Clinical Development Status  5  PART B: Natural history in untreated participants  PART C: Eligible Part B participants continue to Part C  Treatment initiation expected Q4 2026  Primary efficacy endpoint: Mean retinal sensitivity improvement of >7 dB across central 16 test loci   LCA5, Leber congenital amaurosis 5.  PH 1/2 – PART A  X  X  PH 3 - PART B  Ongoing follow-up  No dose-escalation needed  Advanced to Ph 3 using low dose  PART C  Fully enrolled  Fully enrolled  Ph 1/2 Part A Results Presented Today

 Phase 1/2 Ongoing Study: Visual Acuity Improved in Adults Over 24 Months and in the Pediatric Cohort Over 6 Months  6  Improvement  Improvement  Mean Change from Baseline in VA  Adult Cohort (N=3)  Mean Change from Baseline in VA  Pediatric Cohort (N=3)  BL, baseline; CFB, change from baseline; M, month; VA, visual acuity.

 Full-field Stimulus Testing (FST)  Measures dimmest flash seen across the whole visual field, separating rod and cone sensitivity  Setup: Dilated, dark-adapted eyes (>30 min); one eye tested at a time in a Ganzfeld dome  Method: Forced-choice “seen / not seen” responses to random flashes at varying luminance  D-FST, Diagnosys LLC, Littleton, MA  7

 Phase 1/2 Ongoing Study: Full-Field Stimulus Test Demonstrated Durable Vision Improvement   8  BL, baseline; CFB, change from baseline; FST, Full-field stimulus test; M, month.  Mean CFB in Red and Blue FST Adult Cohort (N=3)  Mean CFB in Red and Blue FST Pediatric Cohort (N=3)

 Phase 1/2 Ongoing Study: Microperimetry Data Provides Evidence of Increased Sensitivity and Movement of Fixation Toward the Fovea  Microperimetry is a detailed, eye-tracking-assisted visual field test that creates a retinal sensitivity map of the macula by testing a patient's response to light at specific points.BL, baseline; M, month.  9  Adult Participant 01-04  Pediatric Participant 01-06  BL  M12  M24  BL  M6

 Powerful Participant-Reported Outcomes After OPGx-LCA5 Treatment  01-01: Able to identify her children within a larger group of children one month after surgery, which she previously could not do  Adult Participants  01-03: Had no formative vision prior to treatment. Able to see his newborn niece for the first time and watch his sister get married.  Able to pour a glass of wine and drink unassisted for the first time in his life.  Able to travel independently and, as a result, acquired a new job, which requires a greater level of independence than he had previously.  01-04*: Since treatment, no longer requires a cane and can navigate urban environments independently.  Pediatric Participants  01-05: Able to walk and cook without assistance of others; treatment has helped in her writing capabilities  01-06*: Noticeable difference in visual brightness between his treated and untreated eyes  Able to watch basketball and can see the players and follow the ball instead of just watching the score ticker and listening.  01-07: Mostly nonvisual prior to treatment. Reported visiting a local zoo, where she was able to visualize an owl for the first time, and also reported having to learn colors and what a window was in a hotel  Participant-reported outcomes provided in follow up visits in 2025.  *01-04 and 01-06 were able to complete microperimetry.

 A Conversation with Lindsay Rambo, a Patient Living with LCA5: What do you wish people could feel or experience to truly understand the potential impact of this treatment?

 Thank you  Gene Therapy For Congenital Leber Amaurosis (LCA5)  Dr. Jorge Rodrigo  Ribeirão Preto Medical School  University of São Paulo - Brazil